Exhibit 3.35

FTI FD LLC

ARTICLES OF AMENDMENT

TO

ARTICLES OF ORGANIZATION

JULY 25, 2007

THE UNDERSIGNED, in order to amend the Articles of Organization of FTI FD LLC, a Maryland limited liability company (the “Company”), does hereby acknowledge and certify to the Maryland State Department of Assessments and Taxation as follows:

Article FIRST of the Articles of Organization of the Company is hereby deleted in its entirety and replaced with the following:

FIRST: The name of the limited liability company (which is hereinafter called the “Company”) is:

FTI INTERNATIONAL LLC

IN WITNESS WHEREOF, the undersigned, an authorized person within the meaning of Section 4A-101(c) of the Maryland Limited Liability Company Act, has signed these Articles of Amendment to the Articles of Organization, acknowledging the same to be his act, on the day and year first written above.

AUTHORIZED PERSON:

/s/ Eric B. Miller

Eric B. Miller, Manager

WRITTEN CONSENT OF THE SOLE MEMBER OF FTI FD LLC

The undersigned, being the sole member of FTI FD LLC, a Maryland limited liability company act (the “Company”), pursuant to Section 4A-204 of the Maryland Limited Liability Company Act, hereby approves and adopts the following actions and directs that the Secretary of the Company file this Consent in the Minute Book of the Company.

RESOLVED, that the name of the Company shall be changed to “FTI International LLC” effective upon filing of the Articles of Amendment to the Articles of Organization of the Company with the Maryland State Department of Assessments and Taxation (“SDAT”).

RESOLVED, FURTHER, that the managers and officers of the Company the (“Authorized Officers”) or any one of them, be and hereby are authorized, empowered and directed to prepare, execute and deliver file Articles of Amendment to the Articles of Organization of the Company to effect the name change and file such Articles of Amendment with SDAT.

RESOLVED, FURTHER, that the Authorized Officers be and hereby are authorized, empowered and directed to prepare, execute, deliver and file such other documents, instrument, certificates and notices as any one of them shall deem necessary or advisable under the laws of any governmental or regulatory authority and the laws, rules and regulations of any jurisdiction, including foreign jurisdictions in which the Company now or in the future shall conduct business, to carry-out or provide notice of the name change.

RESOLVED, FURTHER, the Authorized Officers of the Company are each hereby authorized, empowered and directed, in the name and on behalf of the Company, to enter into, execute, deliver and perform any and all agreements, amendments, consents, certificates, instruments, documents, notices, requests or approvals as any such officer may determine to be required, advisable or appropriate in connection with the matters authorized in this and the preceding resolutions, and to take any and all other actions and pay such fees, expenses and disbursements as any such officers may deem to be required, advisable or appropriate in connection with the matters authorized in this and the preceding resolutions, such determination to be evidenced conclusively by such entry, execution, delivery, performance or the taking of such action by any of such officer.

RESOLVED, FURTHER, that the authority given hereunder shall be deemed retroactive, and any acts referred to herein performed before the adoption of these resolutions are hereby authorized, ratified, confirmed and approved.

[Signature Appears on Next Page]

Effective as of June 25, 2007

SOLE MEMBER

FTI Consulting, Inc.

By: /s/ Jack B. Dunn, IV

Name: Jack B. Dunn, IV

Title: President and Chief Executive Officer

CUST ID : 0001998832

WORK ORDER: 0001441870

DATE: 07-26-2007 02:28 PM

AMT. PAID: $150.00